FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-171508-07

July 16, 2013

Supplement to the Free Writing Prospectus dated July 10, 2013

$1,333,938,541
(Approximate Mortgage Pool Balance)

$933,756,000
(Offered Certificates)

GS Mortgage Securities Trust 2013-GC13
As Issuing Entity

GS Mortgage Securities Corporation II
As Depositor

Commercial Mortgage Pass-Through Certificates
Series 2013-GC13

Goldman Sachs Mortgage Company
Citigroup Global Markets Realty Corp.
Starwood Mortgage Funding I LLC
As Sponsors

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The securities offered by these materials are being offered when, as and if issued. In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that a condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-171508) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Goldman, Sachs & Co., Citigroup Global Markets Inc., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Goldman, Sachs & Co.	Citigroup

Co-Lead Managers and Joint Bookrunners

Drexel Hamilton	RBS

Co-Managers

The Free Writing Prospectus dated July 10, 2013 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated July 10, 2013 (the “Term Sheet”) are hereby updated as set forth below.  The information in this supplement dated July 16, 2013 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Structural Update

■
The initial Certificate Principal Amount of the Class A-4 Certificates will be decreased to $135,000,000, and the initial Certificate Principal Amount of the Class A-5 Certificates will be increased to $420,255,000.  In addition, the expected weighted average life of the Class A-4 Certificates will be decreased to 9.71.

■	The tables set forth on page 221 of the Free Writing Prospectus relating to the Class A-4 Certificates and the Class A-5 Certificates are deleted in their entirety and replaced with the following:

Percentages of the Initial Certificate Principal Amount of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums—
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 10, 2014	100%	100%	100%	100%	100%
July 10, 2015	100%	100%	100%	100%	100%
July 10, 2016	100%	100%	100%	100%	100%
July 10, 2017	100%	100%	100%	100%	100%
July 10, 2018	100%	100%	100%	100%	100%
July 10, 2019	100%	100%	100%	100%	100%
July 10, 2020	100%	100%	100%	100%	99%
July 10, 2021	100%	100%	100%	100%	99%
July 10, 2022	100%	100%	100%	100%	99%
July 10, 2023	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.71	9.67	9.64	9.58	9.42
First Principal Payment Date	Apr 23	Dec 22	Dec 22	Dec 22	Mar 20
Last Principal Payment Date	May 23	Apr 23	Apr 23	Apr 23	Jan 23

Percentages of the Initial Certificate Principal Amount of
the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums—
otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 10, 2014	100%	100%	100%	100%	100%
July 10, 2015	100%	100%	100%	100%	100%
July 10, 2016	100%	100%	100%	100%	100%
July 10, 2017	100%	100%	100%	100%	100%
July 10, 2018	100%	100%	100%	100%	100%
July 10, 2019	100%	100%	100%	100%	100%
July 10, 2020	100%	100%	100%	100%	100%
July 10, 2021	100%	100%	100%	100%	100%
July 10, 2022	100%	100%	100%	100%	100%
July 10, 2023	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.85	9.83	9.81	9.78	9.58
First Principal Payment Date	May 23	Apr 23	Apr 23	Apr 23	Jan 23
Last Principal Payment Date	Jun 23	Jun 23	Jun 23	Jun 23	Mar 23